   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1995

                                                  REGISTRATION NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          THE WILLIAMS COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

                       DELAWARE                                      73-0569878
             (State or other jurisdiction                         (I.R.S. Employer
           of incorporation or organization)                   Identification Number)

                                                                J. FURMAN LEWIS, ESQ.
                                                      SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                  ONE WILLIAMS CENTER                       THE WILLIAMS COMPANIES, INC.
                 TULSA, OKLAHOMA 74172                           ONE WILLIAMS CENTER
                    (918) 588-2000                              TULSA, OKLAHOMA 74172
           (Address, including zip code, and                       (918) 588-2000
        telephone number, including area code,         (Name, address, including zip code, and
      of registrant's principal executive office)      telephone number, including area code,
                                                                of agent for service)

                             ---------------------
                                    Copy to:

                             KEITH L. KEARNEY, ESQ.
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


============================================================================================================
                                                               PROPOSED         PROPOSED
                                                                MAXIMUM         MAXIMUM         AMOUNT OF
TITLE OF EACH CLASS OF                        AMOUNT TO BE  OFFERING PRICE AGGREGATE OFFERING  REGISTRATION
SECURITIES TO BE REGISTERED                    REGISTERED     PER UNIT(1)       PRICE(1)           FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value............... 1,197,618 shares     $38.25      $45,808,889        $15,796
------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights(2)..........     598,809
============================================================================================================

(1) Estimated for the sole purpose of computing the registration fee.

(2) Preferred Stock Purchase Rights (the "Rights") are evidenced by certificates for shares of the Common Stock and automatically trade with the Common Stock. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

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*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 1995

PROSPECTUS

                                1,197,618 SHARES

                          THE WILLIAMS COMPANIES, INC.

                                  COMMON STOCK

                               ($1.00 PAR VALUE)

                             ---------------------

     All the shares of Common Stock of The Williams Companies, Inc. ("Williams" or the "Company") being offered hereby (the "Shares") are held by Williams Holdings of Delaware, Inc. (the "Selling Stockholder"), a wholly-owned subsidiary of the Company.

     Shares may, from time to time, be offered for sale and sold in transactions executed on the New York Stock Exchange or other exchanges on which the Shares may be traded, in the over-the-counter market, in negotiated transactions or through other means. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated. The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

     The Selling Stockholder may sell the Shares through underwriters, dealers or agents, or directly to one or more institutional purchasers. This Prospectus will be supplemented by a prospectus supplement or supplements (the "Prospectus Supplement") and will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Selling Stockholder from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.

September   , 1995

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). This Prospectus contains information concerning the Company but does not contain all of the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 (the "Securities Act"). Such reports, proxy or information statements, Registration Statement and exhibits and other information filed by the Company with the Commission can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street., N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy or information statements, Registration Statement and exhibits and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104 and 233 South Beaudry Avenue, Los Angeles, California 90014.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference documents filed by the Company which are not presented herein or delivered herewith. These documents are available from The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, (918) 588-2000, Attention: Corporate Secretary.

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1994;

     2. the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1995 and June 30, 1995;

     3. the Company's Current Reports on Form 8-K dated January 11, 1995, January 31, 1995 and May 4, 1995;

     4. the Company's Current Report on Form 8-K/A dated March 29, 1995, excluding item 8 of Transco Energy Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which 10-K is incorporated by reference in the Form 8-K/A;

     5. the Proxy Statement of the Company dated March 18, 1995; and

     6. the Company's Registration Statement on Form 8-A dated February 6, 1986 and the Company's Registration Statement on Form 8-B dated August 20, 1987.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     The Company, through subsidiaries, is engaged in the transportation and sale of natural gas and related activities, natural gas gathering and processing operations, the transportation of petroleum products, the telecommunications business and provides a variety of other products and services to the energy industry and financial institutions. In January of 1995 the Company sold a major portion of its telecommunications assets and in May of 1995 the Company completed the acquisition of Transco Energy Company which, through its subsidiaries, transports natural gas to markets in the eastern half of the United States. The Company's subsidiaries currently own and operate: (i) four interstate natural gas pipeline systems and have a fifty percent interest in a fifth; (ii) a common carrier petroleum products pipeline system; and (iii) natural gas gathering and processing facilities and production properties. The Company also markets natural gas and natural gas liquids. The Company's telecommunications subsidiaries offer data, voice and video-related products and services and customer premises equipment nationwide. The Company also has investments in the equity of certain other companies.

     The Company's principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and its telephone number is (918) 588-2000.

                                USE OF PROCEEDS

     Except as otherwise set forth in any Prospectus Supplement, the net proceeds to be received by the Selling Stockholder from the sale of the Shares will be used for general corporate purposes. The Selling Stockholder is a wholly-owned subsidiary of the Company.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The shares of Common Stock of The Williams Companies, Inc. (the "Williams Common Stock") are traded on the New York Stock Exchange ("NYSE") under the trading symbol "WMB". The following table sets forth the high and low sales prices of Williams Common Stock on the NYSE Composite Tape and the cash dividends declared on the Williams Common Stock during each quarter presented.

                                                                                     CASH
                                                                                   DIVIDENDS
                                                                  HIGH     LOW       PAID
                                                                 ------   ------   ---------
    1993
      First Quarter............................................ $24 3/16 $17 15/16   $0.19
      Second Quarter...........................................  27 9/16  23 3/8      0.19
      Third Quarter............................................  31 7/8   26 1/4      0.19
      Fourth Quarter...........................................  31 3/16  24 3/8      0.21
    1994
      First Quarter............................................  27 3/8   22 3/8      0.21
      Second Quarter...........................................  30 5/8   22 1/8      0.21
      Third Quarter............................................  33 3/8   28          0.21
      Fourth Quarter...........................................  30 1/2   23 1/4      0.21
    1995
      First Quarter............................................  30 7/8   24 1/2      0.27
      Second Quarter...........................................  35 3/4   30 1/4      0.27
      Third Quarter............................................  39 1/2   34 3/8      0.27
      (through September 20, 1995)

     On September 20, 1995, the reported closing sale price of Williams Common Stock on the NYSE Composite Tape was $38.25 per share. There were approximately 14,391 holders of Williams Common Stock of record as of September 20, 1995.

     Holders of Williams Common Stock are entitled to dividends as declared by the Company's Board of Directors. Debt instruments of certain subsidiaries of the Company limit the amount of dividend payments to the Company which may adversely impact the funds available to the Company to pay dividends on any preferred stock and Williams Common Stock.

                        DESCRIPTION OF THE CAPITAL STOCK

     The following description of the material terms of the Company's Capital Stock does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended, and By-laws, which are incorporated by reference in this Registration Statement.

                      DESCRIPTION OF WILLIAMS COMMON STOCK

     As of September 15, 1995, there were 240,000,000 shares of Williams Common Stock authorized and 102,107,196 outstanding (excluding 2,839,714 shares of Williams Common Stock then held by the Company and its subsidiaries.)

     Holders of Williams Common Stock are entitled to dividends as declared by the Company's Board of Directors. Debt instruments of certain subsidiaries of the Company limit the amount of dividend payments to the Company which may adversely impact the funds available to the Company to pay dividends on any preferred stock and Williams Common Stock.

     Subject to the rights of the holders of any outstanding shares of any preferred stock of the Company, holders of Williams Common Stock are entitled to cast one vote for each share held of record on all matters. Voting securities do not have cumulative voting rights. This means holders of more than 50 percent of the voting power of all securities outstanding voting for the election of directors can elect 100 percent of the directors if they choose to do so; and in such event, the holders of the remaining voting power will not be able to elect any person or persons to the Company's Board of Directors.

     Shareholders have no preemptive or subscription rights upon the issuance of additional shares of the Company's stock of any class or series. Upon liquidation or dissolution of the Company, whether voluntary or involuntary, the holders of Williams Common Stock are entitled to share ratably in the assets of the Company available for distribution after provision for creditors and holders of preferred stock. All of the issued and outstanding shares of Williams Common Stock are duly authorized, validly issued, fully paid and will not be subject to further calls or assessments.

     Each share of Williams Common Stock has 0.50 Preferred Stock Purchase Rights ("Rights") attached unless and until the Rights are redeemed.

                           DESCRIPTION OF THE RIGHTS

     The following description of the material terms of the Rights does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, dated as of July 12, 1988, between the Company and First Chicago Trust Company of New York which is incorporated by reference in this Registration Statement.

     Rights are evidenced by certificates for Williams Common Stock and will automatically trade with such Williams Common Stock unless and until they become exercisable or are redeemed. If and when the Rights become exercisable, Rights certificates will be distributed and the Rights will become separately tradeable.

     Each Right entitles the holder thereof to purchase from the Company one two-hundredth of a share of the Company's Series A Preferred Stock for a price of $75 subject to adjustments. The Rights become exercisable after the tenth day following the date (the "Stock Acquisition Date") on which a public announcement is made that any person (an "Acquiring Person") has acquired beneficial ownership of 20 percent or more of the outstanding shares of Williams Common Stock or 10 business days following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, the person or group proposing such offer would be beneficial owner of 30 percent or more of the outstanding shares of Williams Common Stock. The Rights expire on the earlier of (i) February 6, 1996 or (ii) the date on which the Rights are redeemed. The Company is entitled to redeem in whole, but not in part, the Rights at any time until 30 days following the Stock Acquisition Date, at a redemption price of $.05 per Right.

     In the event that, anytime following the Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction or 50 percent or more of its assets or earning power is sold, provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price (as defined in the rights agreement for the Rights) of the Right, common stock of the acquiring entity which has a value of two times the Purchase Price of the Right. Following the occurrence of any of the events described above in this paragraph, any Rights that are or were beneficially owned by an Acquiring Person or affiliates or associates of any Acquiring Person will immediately become null and void.

     Holders of the Rights have no right to vote or to receive dividends.

                       DESCRIPTION OF THE PREFERRED STOCK

     The Company is authorized to issue up to 30,000,000 shares of Preferred Stock, par value $1.00 per share, in one or more series. The only preferred stock of the Company currently outstanding consists of 2.5 million shares of its series of $3.50 Convertible Preferred Stock (the "$3.50 Shares") and 869,552 shares of its series $2.21 Preferred Stock (the "$2.21 Shares" which together with the $3.50 Shares comprise the "Preferred Stock"). The Preferred Stock ranks senior to Williams Common Stock upon liquidation and as to dividends and redemption. If dividends or amounts payable on liquidation are not paid in full on the Preferred Stock of all series, then all series share ratably in the amount available therefor.

     Holders of the shares of the Preferred Stock are entitled to receive, when and if declared by the Company's Board of Directors, annual cash dividends payable in quarterly installments which are cumulative. Dividends are payable to holders of record as they appear on the stock books of the Company on such record dates not more than 60 nor less than 10 days preceding the payment dates as shall be fixed by the Board of Directors.

     Unless full cumulative dividends on the Preferred Stock and any stock ranking on parity with the Preferred Stock as to dividends or upon liquidation ("Parity Stock") have been paid or funds have been set apart for payment thereon through the current dividend period with respect to the Preferred Stock and any Parity Stock, the Company may not (i) declare or pay any dividend or distribution on any junior stock of the Company or (ii) redeem or set apart funds for the purchase or redemption of any junior stock.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of the Preferred Stock are entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Williams Common Stock, liquidating distributions plus dividends accrued and accumulated but unpaid to the redemption date. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock and any Parity Stock are not paid in full, the holders of the Preferred Stock and any Parity Stock of the Company will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Company.

     The Preferred Stock is not subject to any mandatory redemption or sinking fund provision. The Preferred Stock is redeemable on at least 30 but not more than 60 days' notice, at the option of the Company, in whole or in part, with respect to the $2.21 Shares, at any time on and after September 1, 1997 at a redemption price equal to $25 per share and with respect to the $3.50 Shares, at any time on and after November 1, 1999, in whole or in part, at a redemption price initially equal to $51.40 per share and declining ratably to $50.00 per share on November 1, 2003, plus, in both cases, dividends accrued and accumulated but unpaid to the redemption date. If less than all the outstanding shares of the Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or a substantially equivalent method.

     Except as indicated below, the holders of shares of the Preferred Stock have no voting rights. If the equivalent of six quarterly dividends payable on the Preferred Stock or on any other preferred stock is in arrears, the number of directors of the Company will be increased by two and the holders of all outstanding shares of the Preferred Stock, voting as a single class without regard to series, will be entitled to elect the additional two directors until all dividends in arrears have been paid or declared and set apart for payment.

     The $2.21 Shares are not convertible into, or exchangeable for, shares of Williams Common Stock. Each preferred share of the $3.50 Shares is convertible at the option of the holder thereof into 1.5625 shares of Williams Common Stock subject to certain anti-dilution adjustments. The Preferred Stock has no preemptive rights. All of the Preferred Stock are fully paid and nonassessable. The Preferred Stock may not be called, retired or in any way redeemed, except pursuant to the redemption provisions set out above.

                              SELLING STOCKHOLDER

     The Selling Stockholder owns the Shares that may be offered hereby. The Shares constitute all of the shares of Williams Common Stock held by the Selling Stockholder prior to this offering. The Selling Stockholder acquired the Shares over a period from August 29, 1994 through November 30, 1994, in various open-market transactions.

                              PLAN OF DISTRIBUTION

     The Selling Stockholder may sell the Shares through underwriters, dealers or agents, or directly to a limited number of purchasers or to a single purchaser. A Prospectus Supplement with respect to the Shares offered thereby will set forth the terms of the offering of such Shares, including the name or names of any underwriters, dealers or agents, the purchase price of such Shares and the proceeds to the Selling Stockholder from such sale, any underwriting discounts and other items constituting underwriters' compensation, the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are involved in the sale, the Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Shares will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in such Prospectus Supplement, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Shares if any are purchased.

     Shares may be sold directly by the Selling Stockholder or through agents designated by the Selling Stockholder from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Shares will be named, and any commissions payable by the Selling Stockholder to such agent will be set forth, in the Prospectus Supplement relating to such offer or sale. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If sold through agents, the Shares offered hereby may be sold from time to time through such agents, by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the New York Stock Exchange (Exchange), in which such agent may attempt to sell the Shares as agent but may position and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the floor of the Exchange or "exchange distributions" and "special offerings" in accordance with the rules of the Exchange or (iv) a combination of any such methods of sale, in each case at market prices prevailing at the time of sale in the case of transactions on the Exchange and at negotiated prices related to prevailing market prices in the case of transactions off the floor of the Exchange. In connection therewith, distributors' or sellers' commissions may be paid or allowed that will not exceed those customary in the types of transactions involved. If an agent purchases Shares as principal, such stock may be resold by any of the methods of sale described above.

     From time to time an agent may conduct a "fixed price offering" of Shares covered by this Prospectus off the floor of the Exchange. In such case, such agent would purchase a block of the Shares from the Selling Stockholder and would form a group of selected dealers to participate in the resale of such Shares. Any such offering would be described in a Prospectus Supplement setting forth the terms of the offering and the number of the Shares being offered. It is also possible that an agent may conduct from time to time "special offerings" or "exchange distributions" in accordance with the rules of the Exchange. Any such offering or distribution would be described in a Prospectus Supplement at the time thereof.

     If a dealer is used in the sale of the Shares, the Selling Stockholder would sell such Shares to the dealer, as principal. The dealer may then resell such Shares to the public at varying prices to be determined by such dealer at the time of resale. The name of any dealer involved in a particular offering of Shares and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the Prospectus Supplement relating to such offering.

     Subject to certain conditions, the Company and the Selling Stockholder may agree to indemnify the several underwriters, agents or dealers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act, or to have the Company and the Selling Stockholder contribute to payments any such person may be required to make in respect hereof. Agents, underwriters and dealers may engage in transactions with or perform services for the Company and the Selling Stockholder in the ordinary course of business.

                                 LEGAL OPINIONS

     The legal validity of the Shares offered hereby will be passed upon for the Company and Selling Stockholder by J. Furman Lewis, Esq., Senior Vice President and General Counsel of the Company, and for any underwriters, dealers or agents by Davis Polk & Wardwell.

                                    EXPERTS

     The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing therein and incorporated herein by reference. The financial statements and schedules referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the offering of the Shares, all of which will be borne by Williams.

    SEC Registration Fee......................................................  $ 15,796
    Blue Sky Fees and Expenses................................................    10,000
    Accounting Fees and Expenses..............................................    10,000
    Legal Fees and Expenses...................................................    25,000
    Printing..................................................................    30,000
    Miscellaneous.............................................................     9,204
                                                                                --------
              TOTAL...........................................................  $100,000
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding in which such person is made party by reason of their being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, the Company has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS.

      EXHIBIT
       NUMBER                                        EXHIBIT
-------------------- ------------------------------------------------------------------------
         1.1         -- Form of Sales Agency Agreement
        *4.1         -- Restated Certificate of Incorporation of the Company (filed as
                        Exhibit 4(a) to Form 8-B Registration Statement filed August 20,
                        1987).
        *4.2         -- Certificate of Amendment of Restated Certificate of Incorporation of
                        the Company, dated May 20, 1994 (filed as Exhibit 3(d) to Form 10-K for the year ended December 31, 1994).
        *4.3         -- Certificate of designation with respect to the $2.21 Cumulative
                        Preferred Stock (filed as Exhibit 4.3 to the Registration Statement on Form S-3 filed August 19, 1992).
        *4.4         -- Certificate of Increase of Authorized Number of Shares of Series A
                        Junior Participating Preferred Stock (filed as Exhibit 3(c) to Form
                        10-K for the year ended December 31, 1988).

      EXHIBIT
       NUMBER                                        EXHIBIT
-------------------- ------------------------------------------------------------------------
        *4.5         -- Form of Certificate of Designation Preferences and Rights with respect to the $3.50 Cumulative Convertible Preferred Stock (filed as
                        Exhibit 4.1 to Amendment No. 2 to Form S-4 Registration Statement No.
                        33-57639, filed March 30, 1995).
        *4.6         -- Amended and Restated Rights Agreement, dated as of July 12, 1988, between the Company and First Chicago Trust Company of New York
                        (filed as Exhibit 4(c) to Form 8, dated July 28, 1988).
        *4.6         -- By-laws of the Company (filed as Exhibit 3 to Form 10-Q for the quarter ended September 30, 1993).
        *4.7         -- U.S. $800,000,000 Credit Agreement, dated as of February 23, 1995, among the Company and certain of its subsidiaries and the banks named therein and Citibank, N.A., as agent (filed as Exhibit 4(b) to Form
                        10-K for the year ended December 31, 1994).
        *4.8         -- First Amendment, dated as of June 15, 1995, to Exhibit 4.7 above
                        (filed as Exhibit 4.9 to the Northwest Pipeline Corporation Form S-3
                        Registration Statement No. 33-62639 filed, September 14, 1995).
        *4.9         -- 6% Convertible Subordinated Debenture Due 2005 and Warrant to
                        Purchase Common Stock issued to Williams Holdings of Delaware on
                        April 15, 1995 (filed as Exhibit 4.10 to Form S-8 Registration
                        Statement No. 33-58969, filed May 1, 1995).
         5.1         -- Opinion and Consent of J. Furman Lewis, Esq., Senior Vice President
                        and General Counsel of the Company.
       *12.1         -- Computation of Ratio of Earnings to Combined Fixed Charges and
                        Preferred Stock Dividend Requirements (filed as Exhibit 12 to Form
                        10-K for the year ended December 31, 1994).
        23.1         -- Consent of Ernst & Young LLP.
        23.2         -- Consent of J. Furman Lewis, Esq. (contained in Exhibit 5.1)
        24.1         -- Power of Attorney.

---------------

* Each such exhibit has heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     (a) Rule 415 Offering. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Incorporation of Subsequent Exchange Act Documents. The undersigned Registrant undertakes hereby that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on September 22, 1995.

                                            THE WILLIAMS COMPANIES, INC.
                                                    (Registrant)

                                            By:   /s/  BOBBY E. POTTS
                                               -------------------------------
                                                       Bobby E. Potts
                                                      Attorney-in-fact

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                    DATE
--------------------------------------------  ---------------------------    -------------------
                      *                       Chairman of the Board, Chief
        -------------------------------          Executive Officer,
               Keith E. Bailey                   President and Director
                                                 (principal executive
                                                 officer)


                    *                          Senior Vice
        -------------------------------          President -- Finance and
              Jack D. McCarthy                   Chief Financial Officer
                                                 (principal financial
                                                 officer)


                     *                        Controller (principal
        -------------------------------          accounting officer)
               Gary R. Belitz

                     *                        Director
        -------------------------------
             Harold W. Andersen

                      *                        Director
        -------------------------------
               Ralph E. Bailey

                      *                        Director                      September 22, 1995
        -------------------------------
                Glenn A. Cox

                      *                        Director
        -------------------------------
            Thomas H. Cruikshank

                      *                        Director
        -------------------------------
             Patricia L. Higgins

                      *                        Director
        -------------------------------
               Ervin S. Duggan

                      *                        Director
        -------------------------------
             Robert J. LaFortune

                      *                        Director
        -------------------------------
               James C. Lewis

                  SIGNATURE                                TITLE                   DATE
--------------------------------------------   --------------------------  ---------------------
                      *                        Director
        ----------------------------------
               Jack A. MacAllister

                      *                        Director
        ----------------------------------
                James A. McClure

                      *                        Director
        ----------------------------------
                 Peter C. Meinig

                      *                        Director                   September 22, 1995
        ----------------------------------
                   Kay A. Orr

                      *                        Director
        ----------------------------------
                Gordon R. Parker

                      *                        Director
        ----------------------------------
               Joseph H. Williams

        *By:    /s/  BOBBY E. POTTS
            -------------------------------
                     Bobby E. Potts
                    Attorney-in-fact

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                   EXHIBIT                                  PAGE NO.
----------------------------------------------------------------------------------------------
     1.1   -- Form of Sales Agency Agreement
     5.1   -- Opinion and Consent of J. Furman Lewis, Esq., Senior Vice President
              and General Counsel of the Company.
    23.1   -- Consent of Ernst & Young LLP.
    23.2   -- Consent of J. Furman Lewis, Esq. (contained in Exhibit 5.1).
    24.1   -- Power of Attorney.